================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       FEDERATED DEPARTMENT STORES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       FEDERATED DEPARTMENT STORES, INC.
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                       FEDERATED DEPARTMENT STORES, INC.
                              151 West 34th Street
                            New York, New York 10001
                                      and
                             7 West Seventh Street
                             Cincinnati, Ohio 45202

                                                                  April 16, 1998

To the Stockholders:

     You are cordially invited to attend the 1998 Annual Meeting of the stockholders of Federated Department Stores, Inc., to be held on Friday, May 15, 1998, at 11:00 a.m., Eastern Daylight Time, at Federated's offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. The official Notice of Meeting, Proxy Statement and form of proxy are enclosed with this letter. The matters listed in the Notice of Meeting are described in the attached Proxy Statement.

     The vote of every stockholder is important and your cooperation in completing, signing and returning your proxy promptly will be appreciated.

     We hope to see you at the Annual Meeting.

                                          Sincerely,

                                          JAMES M. ZIMMERMAN
                                          Chairman of the Board
                                          and Chief Executive Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND
   RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES
     NO POSTAGE IF MAILED IN THE UNITED STATES.

                       FEDERATED DEPARTMENT STORES, INC.
                 151 West 34th Street, New York, New York 10001
                                      and
                 7 West Seventh Street, Cincinnati, Ohio 45202

  ---------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
  ---------------------------------------------------------------------------

To the Stockholders:

     Notice is hereby given that the Annual Meeting of stockholders of Federated Department Stores, Inc. will be held at 11:00 a.m., Eastern Daylight Time, on Friday, May 15, 1998, at Federated's offices located at 7 West Seventh Street, Cincinnati, Ohio 45202, for the following purposes, all as more fully described in the attached Proxy Statement:

     1. To elect four Class I members of the Board of Directors;

     2. To ratify the appointment of KPMG Peat Marwick LLP as the independent accountants of Federated Department Stores, Inc. for the fiscal year ending January 30, 1999;

     3. To act upon a stockholder proposal, if properly presented at the Annual Meeting, to take the necessary steps to instate the election of directors annually, instead of the stagger system; and

     4. To act upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

     Stockholders of record at the close of business on April 3, 1998 are entitled to vote at the Annual Meeting or any postponements or adjournments thereof.

                                            DENNIS J. BRODERICK
                                            Secretary

April 16, 1998

     TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                       FEDERATED DEPARTMENT STORES, INC.
                 151 West 34th Street, New York, New York 10001
                                      and
                 7 West Seventh Street, Cincinnati, Ohio 45202

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation, by and on behalf of the Board of Directors (the "Board") of Federated Department Stores, Inc. (the "Company"), of proxies for use at the Annual Meeting of the stockholders of the Company to be held at 11:00 a.m., Eastern Daylight Time, on Friday, May 15, 1998, at the Company's offices located at 7 West Seventh Street, Cincinnati, Ohio 45202 and at any postponements or adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement, the Notice of Meeting and accompanying proxy are being mailed to stockholders on or about April 16, 1998.

     Unless the context otherwise requires, references herein to the "Company" are to Federated Department Stores, Inc. ("Federated") and its subsidiaries, the predecessors thereof, and the surviving corporation following the merger (the "Merger") of Federated and R.H. Macy & Co., Inc. ("Macy's") on December 19, 1994.

                                    GENERAL

     The holders of record of shares of common stock of the Company ("Common Stock") at the close of business on April 3, 1998 (the "Record Date") are entitled to vote such shares at the Annual Meeting. As of the Record Date, there were outstanding 210,605,161 shares of Common Stock, excluding shares held in the treasury of the Company or by subsidiaries of the Company. Each such share of Common Stock, exclusive of treasury shares and shares held by the Company's subsidiaries, is entitled to one vote on each of the matters listed in the Notice of Meeting.

     The holders of a majority of the outstanding shares of Common Stock as of the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. However, abstentions and broker non-votes with respect to any matter brought to a vote at the Annual Meeting will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained. The affirmative vote of the holders of a majority (or, in the case of the election of any nominee as a director, a plurality) of the shares of Common Stock represented at the Annual Meeting and actually voted is required for the approval of any matter brought to a vote at the Annual Meeting. Consequently, abstentions and broker non-votes will have no effect on the outcome of the vote on any such matter. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of Common Stock as of the Record Date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

     The Board has adopted a policy under which, subject to the following provisions, all stockholder proxies, ballots and other voting materials (collectively, "Voting Materials") that identify the votes of specific stockholders will be kept confidential and will not be disclosed to officers, directors or employees of the Company or third parties except where disclosure is required by applicable law or as otherwise permitted by the policy. However,
(i) employees and others serving as voting tabulators, inspectors of election or proxy solicitors or otherwise engaged in the receipt, counting, tabulation or solicitation of proxies who have agreed to maintain stockholder confidentiality as provided in this policy will be permitted such access to Voting Materials as may be necessary to facilitate their participation in the foregoing activities, and (ii) access to Voting Materials will not be restricted (a) in those instances in which stockholders write comments on their proxy cards or otherwise consent to the disclosure of their vote to the Company's management, (b) in the event of a proxy contest or a solicitation of proxies in opposition to the voting recommendations of the Board, (c) in respect of a stockholder proposal that the Company's Board Organization and Corporate Governance Committee (the "BOCG Committee"), after having allowed the proponent of the proposal an opportunity to present its views, determines is not in the best interests of the Company and its stockholders, or (d) in the event that representatives of the Company determine in good faith that a bona fide dispute exists as to the authenticity or tabulation of Voting Materials. The foregoing policy will apply to the Annual Meeting and each subsequent stockholders' meeting in respect of which the Board determines, after considering the matters to be acted upon thereat, that such policy (as the same may from time to time be modified by the Board) would be in the best interests of the Company and its stockholders.

     All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the instructions on the proxies. If no instructions are indicated, such shares will be voted FOR the nominees for director identified below and FOR the ratification of the appointment of the Company's independent accountants, and, in respect of the stockholder proposal listed in the Notice of Meeting, will be treated as abstentions.

     A proxy may be revoked by filing with the Secretary of the Company, prior to the exercise of the proxy, either a written instrument revoking the proxy or an executed subsequent proxy or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

                                STOCK OWNERSHIP

     Certain Beneficial Owners. The following table sets forth information as to the beneficial ownership of each person known to the Company to own more than 5% of the Company's outstanding Common Stock.

                      NAME AND ADDRESS                        NUMBER OF SHARES    PERCENT OF CLASS
                      ----------------                        ----------------    ----------------
FMR Corp., 82 Devonshire Street Boston, MA 02109............     31,933,181            14.98%

     According to information set forth in a Schedule 13G, dated February 14, 1998 (the "FMR Schedule 13G"), filed with the Securities and Exchange Commission (the "SEC") by FMR Corp. ("FMR"), FMR was the beneficial owner of 31,933,181 shares of Common Stock (approximately 14.98% of the total number of shares of Common Stock outstanding). According to the FMR Schedule 13G, as of December 31 1997, (a) 29,454,347 of such shares (approximately 13.82% of the total number of shares of Common Stock outstanding), including 3,174,694 shares issuable upon the conversion of certain debentures, were beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, as a result of acting as investment advisor to several investment companies and as sub-adviser to Fidelity American Special Situations Trust ("FASST"), (b) 2,238,334 of such shares (approximately 1.05% of the total number of shares of Common Stock outstanding), including 144,842 shares issuable upon the conversion of certain debentures, were beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, as a result of its serving as investment manager of institutional account(s), and (c) 243,500 of such shares (approximately 0.11% of the total number of shares of Common Stock outstanding) were beneficially owned by Fidelity International Limited. According to the FMR Schedule 13G, (i) of the shares owned by the investment companies described in clause (a) of the preceding sentence, each of FMR and Edward C. Johnson 3d, Chairman of FMR, has dispositive power over 29,451,347 of such shares and each of FMR, Fidelity International Limited and FASST has dispositive power over 3,000 of such shares, (ii) each of FMR and Edward C. Johnson 3d, Chairman of FMR, has dispositive power over the shares owned by the institutional account(s) described in clause (b) of the preceding sentence, and (iii) Edward C. Johnson, 3d and Abigail P. Johnson, a director of FMR, own 12.0% and 24.5%, respectively, of the outstanding voting common stock of FMR and various Johnson family members and various trusts for the benefit of Johnson family members are the predominant owners of Class B shares of common stock of FMR, representing approximately 49.0% of the voting power of FMR, and through their ownership of FMR's voting common stock and related agreements, members of the Johnson family may be deemed to form a controlling group with respect to FMR.

     Stock Ownership of Directors and Executive Officers. The following table sets forth the shares of Common Stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) as of April 1, 1998 by each director of the Company, by each of the Named Executives (as defined below) and by directors and executive officers of the Company as a group. None of the Company's directors or executive officers, either individually or as a group, owns one percent (1%) or more of the outstanding shares of Common Stock. The business address of each of the individuals named in the table, except Mr. Questrom, is 7 West Seventh Street, Cincinnati, Ohio 45202. The business address for Mr. Questrom is 200 East 69th Street, Apartment 43A, New York, New York 10021.

                       NAME                          NUMBER OF SHARES(1)
                       ----                          -------------------
Meyer Feldberg.....................................          10,146
Earl G. Graves, Sr.................................           6,746
George V. Grune....................................          15,746
Sara Levinson......................................           1,875
Terry J. Lundgren..................................         176,380
Joseph Neubauer....................................          15,046
Joseph A. Pichler..................................           1,000
Allen I. Questrom..................................           5,000
Ronald W. Tysoe....................................         249,002
Karl M. von der Heyden.............................          16,846
Craig E. Weatherup.................................           4,018
Marna C. Whittington...............................           5,916
James M. Zimmerman.................................         463,299
Thomas G. Cody.....................................         106,108
Karen M. Hoguet....................................          51,067
All Directors and Executive Officers as a Group....       1,168,665

---------------

(1) Includes shares of Common Stock which may be acquired within sixty (60) days through the exercise of options granted under the 1992 Executive Equity Incentive Plan, as amended, and the 1995 Executive Equity Incentive Plan, as amended (the "1995 Equity Plan", and together with the 1992 Executive Equity Incentive Plan, as amended, the "Equity Plans") as follows: Professor Feldberg, 8,146 shares; Mr. Graves, 6,146 shares; Mr. Grune, 11,746 shares; Ms. Levinson, 875 shares; Mr. Lundgren, 146,667 shares; Mr. Neubauer, 9,046 shares; Mr. Pichler, 0 shares; Mr. Questrom, 0 shares; Mr. Tysoe, 148,166 shares; Mr. von der Heyden, 10,846 shares; Mr. Weatherup, 1,018 shares; Dr. Whittington, 2,010 shares; Mr. Zimmerman, 396,999 shares; Mr. Cody, 103,000 shares; Mrs. Hoguet, 41,666 shares; and all directors and executive officers as a group, 918,206 shares.

                        ITEM 1 -- ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation (the "Certificate of Incorporation") and By-Laws (the "By-Laws") provide that the directors of the Company are to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected.

     In accordance with the recommendation of its BOCG Committee, the Board has nominated Sara Levinson, Joseph Neubauer, Joseph A. Pichler and Karl M. von der Heyden, each of whom is currently a member of the Board, for election as Class I Directors. If elected, such nominees will serve for a three-year term to expire at the Company's annual meeting of stockholders in 2001 or until their successors are duly elected and qualified. Information regarding the foregoing nominees, as well as the other persons who are expected to serve on the Board following the Annual Meeting, is set forth below.

     The Board has no reason to believe that any of the nominees will not serve if elected, but if any nominee should subsequently become unavailable to serve as a director, the persons named as proxies may, in their discretion, vote for a substitute nominee designated by the Board or, alternatively, the Board may reduce the number of directors to be elected at the Annual Meeting.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED EXCEPT WHERE AUTHORITY HAS BEEN WITHHELD.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS -- TERM EXPIRES AT THE 2001 ANNUAL MEETING

SARA LEVINSON

     Ms. Levinson, age 47, has been President of NFL Properties, Inc. since September 1994. Prior thereto, she was President -- Business Operations of MTV:
Music Television, a division of Viacom International, Inc., since 1993. From 1991 until 1993, she served as Executive Vice President, Business Operations, of
MTV: Music Television. Ms. Levinson is also a member of the board of directors of Harley Davidson, Inc. Ms. Levinson is a member of the Audit Review and Public Policy Committees of the Board. Ms. Levinson has been a director since May 1997.

JOSEPH NEUBAUER

     Mr. Neubauer, age 56, has been Chairman and Chief Executive Officer of ARAMARK Corporation since 1984, and was President of ARAMARK Corporation from 1983 until 1997. He is also a member of the boards of directors of ARAMARK Corporation, Bell Atlantic Corporation and First Union Corporation. Mr. Neubauer is a member of the BOCG, Compensation, Executive and Finance Committees of the Board. Mr. Neubauer has been a director since 1992.

JOSEPH A. PICHLER

     Mr. Pichler, age 58, has been Chairman and Chief Executive Officer of The Kroger Co. since June 1990. Mr. Pichler is also a member of the boards of directors of The Kroger Co., Cincinnati Milacron, Inc. and B.F. Goodrich, Inc. Mr. Pichler is a member of the BOCG and Compensation Committees and the Section 162(m) Subcommittee of the Board. Mr. Pichler has been a director since December 1997.

KARL M. VON DER HEYDEN

     Mr. von der Heyden, age 61, has been Vice Chairman of the Board of Directors of PepsiCo, Inc. since September 1996 and was Chief Financial Officer of PepsiCo, Inc. from September 1996 until March 1998. Mr. von der Heyden was President and Chief Executive Officer of Metallgesellschaft Corp. from December 1993 until July 1994. He was previously Co-Chairman and Chief Executive Officer of RJR Nabisco, Inc. from March to May 1993 and was Executive Vice President and Chief Financial Officer of RJR Nabisco, Inc. from 1989 to 1993. Mr. von der Heyden is a member of the Audit Review, Public Policy and Finance Committees of the Board. Mr. von der Heyden has been a director since 1992.

CLASS II DIRECTORS -- TERM EXPIRES AT THE 1999 ANNUAL MEETING

MEYER FELDBERG

     Professor Feldberg, age 56, has been Dean of the Columbia Business School at Columbia University since 1989. He is also a member of the boards of directors of PaineWebber Mutual Funds, Revlon, Inc. and Primedia, Inc. Professor Feldberg is a member of the BOCG, Compensation, Executive and Public Policy Committees and the Section 162(m) Subcommittee of the Board. Professor Feldberg has been a director since 1992.

TERRY J. LUNDGREN

     Mr. Lundgren, age 45, has been President and Chief Merchandising Officer of the Company since May 1997 and served as Chairman of the Company's Federated Merchandising Group division from February 1994 until February 19, 1998. Prior thereto, he was Chairman and Chief Executive Officer of The Neiman Marcus Group, Inc. since February 1990. Mr. Lundgren is a member of the Public Policy Committee of the Board. Mr. Lundgren has been a director since May 1997.

RONALD W. TYSOE

     Mr. Tysoe, age 45, has been Vice Chairman of the Company since April 1990. From April 1990 until October 1997, Mr. Tysoe also served as the Chief Financial Officer of the Company. Mr. Tysoe is also a member of the board of directors of E.W. Scripps Company. Mr. Tysoe is a member of the Finance Committee of the Board. Mr. Tysoe has been a director since 1988.

MARNA C. WHITTINGTON

     Dr. Whittington, age 50, is Chief Operating Officer of Morgan Stanley Asset Management ("Morgan Stanley"), where she has been employed since 1996. From 1992 until 1996, she was a partner with the private investment firm of Miller, Anderson & Sherrerd, LLP, which was acquired by Morgan Stanley in 1996. Dr. Whittington is also a member of the board of directors of Rohm & Haas Company. Dr. Whittington is a member of the Audit Review, BOCG, Executive and Finance Committees of the Board. Dr. Whittington has been a director since 1993.

CLASS III DIRECTORS -- TERM EXPIRES AT THE 2000 ANNUAL MEETING

EARL G. GRAVES, SR.

     Mr. Graves, age 63, has been Chairman and Chief Executive Officer of Earl
G. Graves, Ltd., a multi-faceted communications company, since 1970, and is the Publisher and Chief Executive Officer of "Black Enterprise" magazine, which he founded. Additionally, since 1990, Mr. Graves has served as Chairman and Chief Executive Officer of Pepsi-Cola of Washington, D.C., L.P., a Pepsi-Cola bottling franchise. Mr. Graves is also a member of the boards of directors of Aetna Inc., AMR Corporation, Chrysler Corporation and Rohm & Haas Corporation. He is a member of the Audit Review, BOCG, Executive and Public Policy Committees of the Board. Mr. Graves has been a director since 1994.

GEORGE V. GRUNE

     Mr. Grune, age 68, has been Chairman and Chief Executive Officer of The Reader's Digest Association, Inc. since August 1997. Mr. Grune returned to The Reader's Digest Association, Inc. in August 1997 to serve as Chairman and Chief Executive Officer, positions from which he had retired in 1995 and 1994, respectively, and held for ten years. He is also Chairman of the DeWitt Wallace Reader's Digest Fund, Inc. and the Lila Wallace Reader's Digest Fund, Inc. Mr. Grune is also a member of the boards of directors of Avon Products, Inc., Bestfoods and The Chase Manhattan Corporation. He is a member of the Audit Review, Compensation, Executive and Public Policy Committees and the Section 162(m) Subcommittee of the Board. Mr. Grune has been a director since 1992.

CRAIG E. WEATHERUP

     Mr. Weatherup, age 52, has been Chairman and Chief Executive Officer of Pepsi-Cola Company since July 1996. Prior thereto, he was President of PepsiCo, Inc. since April 1996. From 1990 until April 1996, he served as President and Chief Executive Officer of Pepsi-Cola North America. Mr. Weatherup is also a member of the boards of directors of PepsiCo, Inc. and Pepsi-Cola General Bottlers, Inc. He is a member of the BOCG, Compensation and Public Policy Committees of the Board. Mr. Weatherup has been a director since August 1996.

JAMES M. ZIMMERMAN

     Mr. Zimmerman, age 54, has been Chairman of the Board and Chief Executive Officer of the Company since May 1997. Prior thereto he was the President and Chief Operating Officer of the Company since May 1988. He is also a member of the board of directors of The Chubb Corporation. Mr. Zimmerman is a member of the Executive and Finance Committees of the Board. Mr. Zimmerman has been a director since 1988.

             FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

ATTENDANCE AT MEETINGS

     The Board held 9 meetings during the fiscal year ended January 31, 1998 ("Fiscal 1997"). No director, except for Mr. Grune, attended fewer than 75% of the total number of meetings of the Board and Board Committees on which such director served.

COMMITTEES OF THE BOARD

     The Board has established the following standing committees (each of which is reconstituted following each annual meeting of the Company's stockholders): the Executive Committee, the Finance Committee, the Public Policy Committee, the Audit Review Committee, the BOCG Committee, the Compensation Committee and the
Section 162(m) Subcommittee. The By-Laws require that the Audit Review, BOCG and Compensation Committees be composed solely of non-employee directors and that a majority of the members of the Executive and Finance Committees be non-employee directors. The By-Laws define "non-employee director," in general, to mean a director of the Company who is not a full-time employee of the Company or any of its subsidiaries. The By-Laws further require that all of the members of the Audit Review, BOCG and Compensation Committees, and a majority of the members of the Executive, Finance, and Public Policy Committees and each other directorate committee that the Board may from time to time establish, be independent directors, except to the extent that a majority of the independent directors then serving as members of the Board determines in a specific instance that it would be in the best interests of the Company and its stockholders that the By-Laws not operate to preclude the service of one or more individuals on one or more of such committees. The By-Laws define "independent director," in general, to mean a director of the Company who (i) is not (and has not been within the preceding 60 months) an employee of the Company or any of its subsidiaries, (ii) is not (and has not been within the preceding 60 months) an executive officer, partner or principal in or of any corporation or other entity that is or was a paid advisor, consultant or provider of professional services to, or a substantial supplier of, the Company or any of its subsidiaries, (iii) is not a party to any contract pursuant to which such director provides personal services (other than as a director) to the Company or any of its subsidiaries, (iv) is not employed by an organization that received, within the preceding 60 months, grants or endowments from the Company or any of its subsidiaries in excess of $250,000 in any fiscal year of the Company, (v) is not a relative of any other director or executive officer of the Company, (vi) is not a party to any agreement binding him or her to vote, as a stockholder of the Company, in accordance with the recommendations of the Board, and (vii) is not a director of any corporation or other entity (other than the Company) of which the Company's Chairman or Chief Executive Officer is also a director. The Board believes that, except for the three members of the Board who are also senior executives of the Company, the remaining members of the Board are "independent directors" within the meaning of the foregoing definition.

     Executive Committee. The Executive Committee is presently composed of Dr. Whittington and Messrs. Feldberg, Graves, Grune, Neubauer and Zimmerman. This Committee has all authority, consistent with the Delaware General Corporation Law, granted to it by the Board. Accordingly, the Executive Committee may exercise all the powers and authority of the Board in the oversight of the management of the business and affairs of the Company, except that the Executive Committee does not have the power to amend the By-Laws or the Certificate of Incorporation (except, to the extent authorized by a resolution of the Board, to fix the designations, preferences and other terms of any preferred stock of the Company), adopt an agreement of merger and consolidation, authorize the issuance of stock, declare a dividend or recommend to the stockholders of the Company the sale, lease or exchange of all or substantially all of the Company's assets, a dissolution of the Company or a revocation of a dissolution. The Executive Committee met 3 times during Fiscal 1997.

     Finance Committee. The Finance Committee is presently composed of Dr. Whittington and Messrs. Neubauer, Tysoe, von der Heyden and Zimmerman. This Committee reviews with the appropriate officers of the Company and reports to the Board (or to the Executive Committee) on: (i) the financial considerations relating to acquisitions and dispositions of businesses and operations involving projected costs or income in excess of $10 million; (ii) potential transactions affecting the Company's capital structure, such as financings, refinancings and the issuance, redemption or repurchase of the Company's debt or equity securities; (iii) potential changes in the financial policy or structure of the Company which could have a material financial impact on the Company; (iv) capital projects and other financial commitments in excess of $10 million; and
(v) potential consolidations of the Company's operations involving projected costs and/or expense savings in excess of $25 million. The Finance Committee met 5 times during Fiscal 1997.

     Public Policy Committee. The Public Policy Committee is presently composed of Ms. Levinson and Messrs. Feldberg, Graves, Grune, Lundgren, von der Heyden and Weatherup. This Committee establishes, when necessary or appropriate, policies involving the Company's role as a corporate citizen, reviews, evaluates and monitors the policies, programs and practices in public policy areas, maintains an awareness of public affairs developments and trends, and reviews and makes recommendations to the Board on stockholder proposals relating to various matters. The Public Policy Committee met 2 times during Fiscal 1997.

     Audit Review Committee. The Audit Review Committee is presently composed of Ms. Levinson, Dr. Whittington and Messrs. Graves, Grune and von der Heyden. This Committee reviews the professional services provided by the Company's independent accountants and the independence of such firm from the management of the Company. This Committee also reviews the scope of the audit by the Company's independent accountants, the annual financial statements of the Company, the Company's systems of internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, and meets from time to time with members of the Company's internal audit staff. The Audit Review Committee met 5 times during Fiscal 1997.

     Board Organization and Corporate Governance Committee. The BOCG Committee is presently composed of Dr. Whittington and Messrs. Feldberg, Graves, Neubauer, Pichler and Weatherup. This Committee (i) considers and recommends criteria for the selection of nominees for election as directors of the Company and from time to time may select candidates for director for recommendation to the full Board, and (ii) considers and makes recommendations with respect to (a) such proposals as may from time to time be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, by stockholders of the Company, and
(b) such other matters as may from time to time be presented for consideration of the Board relating to the rights of stockholders and the role of the Board in respect of the direction of the management of the business and affairs of the Company (other than, as to stockholder rights, in respect of the conduct of the Company's ordinary business operations or in the context of an extraordinary transaction involving the Company or any of its subsidiaries or any securities thereof). The full Board may also from time to time select such director candidates and in all events will act in respect of (i) the filling of any vacancies on the Board, (ii) the recommendation of candidates for nomination for election by the stockholders of the Company, and (iii) the composition of all Board committees. The BOCG Committee met 5 times during Fiscal 1997.

     The BOCG Committee will consider nominees for directors recommended by stockholders of the Company. Stockholders wishing to make such recommendations should write to the Board Organization and Corporate Governance Committee, c/o Dennis J. Broderick, Secretary, Federated Department Stores, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee's qualifications and other relevant biographical information. See "Director Nomination Procedures" for a discussion of nomination procedures under the By-Laws.

     Compensation Committee. The Compensation Committee is presently composed of Messrs. Feldberg, Grune, Neubauer, Pichler and Weatherup. This Committee reviews executive salaries, administers the bonus, incentive and stock option plans of the Company and approves the salaries and other benefits of the executive officers of the Company. In addition, this Committee advises and consults with the Company's management regarding pension and other benefit plans and compensation policies and practices of the Company. The Compensation Committee met 5 times during Fiscal 1997.

     Section 162(m) Subcommittee. In May 1996, a subcommittee of the Compensation Committee, presently composed of Messrs. Feldberg, Grune and Pichler (the "Section 162(m) Subcommittee"), was formed. The Section 162(m) Subcommittee is required to be composed solely of three or more members of the Compensation Committee who are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations of the Internal Revenue Service relating thereto (collectively, "Section 162(m)"). The Section 162(m) Subcommittee takes all required actions under the Equity Plans and the Company's 1992 Incentive Bonus Plan (as amended, the "1992 Bonus Plan"), and such other compensation plans, agreements or arrangements of the Company as may be specified by the Board from time to time, in each case with respect to such action as may be necessary under Section 162(m) in order to cause any compensation that is paid thereunder to a person who is, or is specified by the Compensation Committee as being reasonably likely to become, a "covered employee" within the meaning of Section 162(m) to qualify as "performance based" within the meaning of Section 162(m). The Section 162(m) Subcommittee met once during Fiscal 1997.

DIRECTOR NOMINATION PROCEDURES

     The By-Laws provide that nominations for election of directors by the stockholders will be made by the Board or by any stockholder entitled to vote in the election of directors generally. The By-Laws require that stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of the Company not later than 60 calendar days in advance of the meeting of stockholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by inclusion in a report filed with the SEC or furnished to stockholders, or by mail, press release or otherwise more than 75 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The By-Laws further require that the notice by the stockholder set forth certain information concerning such stockholder and the stockholder's nominees, including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, the class and number of shares of the Company's stock owned or beneficially owned by such stockholder, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder, and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are applicable to stockholders desiring to bring any other business before an annual meeting of the stockholders.

DIRECTOR COMPENSATION

     Non-employee directors receive an annual base retainer fee in the amount of $30,000, and a fee of $1,250 for each Board or Board Committee meeting attended. In addition, each non-employee director who chairs a committee receives an annual fee of $5,000. Commencing January 1, 1999, the annual base retainer fee (including the fee payable to a committee chair) and the meeting fee payable to non-employee directors will be paid 50% (or such greater percentage, in ten percent increments, any individual director may have elected) in credits representing the right to receive shares of Common Stock, with the balance being payable in cash. Such stock credits will be settled in shares of Common Stock three years following the issuance of such stock credits (or at such later time as any individual director's service on the Board ends, if such individual director has elected to defer compensation under the directors' deferred compensation program).

     Subject to the holding period described above for stock credits covering a portion of retainer and meeting fees, any non-employee director may defer all or a portion of those fees either as stock credits or cash credits under the directors' deferred compensation program until such director's service on the Board ends.

     In connection with the termination of the retirement plan for non-employee directors described below, the 1995 Equity Plan was amended to make each non-employee director eligible to receive annual grants of options to purchase up to 3,500 shares of Common Stock. Each non-employee director was granted an option to purchase 3,500 shares of Common Stock in respect of his or her service as such during Fiscal 1997. Directors who are also full-time employees of the Company receive no additional compensation for service as directors.

     The Company's retirement plan for non-employee directors was terminated on a prospective basis effective May 16, 1997 (the "Plan Termination Date"). As a result of such termination, persons who first become non-employee directors after the Plan Termination Date will not be entitled to receive any payment thereunder. Persons who were non-employee directors as of the Plan Termination Date will be entitled to receive retirement benefits accrued as of the Plan Termination Date. Subject to an overall limit in an amount equal to the aggregate retirement benefit accrued as of the Plan Termination Date (i.e., the product of $30,000 and the years of Board service prior to the Plan Termination
Date), and the vesting requirements described below, persons who retire from service as non-employee directors after the Plan Termination Date will be entitled to receive an annual payment equal to $30,000, payable in monthly installments, commencing at age 60 (if such person's termination of Board service occurred prior to reaching age 60) and continuing for the lesser of such person's remaining life or a number of years equal to such person's years of Board service prior to the Plan Termination Date. Full vesting will occur for non-employee directors who reach age 60 while serving on the Board, irrespective of such person's years of Board service. Vesting will occur for non-employee directors whose termination of Board service occurs before reaching age 60 as follows: 50% vesting after five years of Board service and an additional 10% vesting for each year of Board service after five years. Board service following the Plan Termination Date will be given effect for purposes of the foregoing vesting requirements. There are no survivor benefits under the terms of the retirement plan.

     Non-employee directors also receive executive discounts on merchandise purchased.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     See "Compensation Committee Interlocks And Insider Participation" for information regarding a commercial relationship with ARAMARK Corporation, of which Mr. Neubauer is the Chairman and Chief Executive Officer.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and certain persons who own more than 10% of the Common Stock outstanding, to file with the SEC and the New York Stock Exchange (the "NYSE") initial reports of ownership and reports of changes in ownership of Common Stock. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. See "Stock Ownership -- Certain Beneficial Owners."

     To the Company's knowledge, based solely on a review of the copies of reports furnished to the Company and written representations signed by all directors and executive officers that no other reports were required with respect to their beneficial ownership of Common Stock during Fiscal 1997, the directors and executive officers and all beneficial owners of more than 10% of the Common Stock outstanding complied with all applicable filing requirements under Section 16(a) of the Exchange Act with respect to their beneficial ownership of Common Stock during Fiscal 1997.

                ITEM 2 -- APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board, upon the recommendation of the Audit Review Committee, has appointed the firm of KPMG Peat Marwick LLP independent public accountants, to audit the books, records and accounts of the Company and its subsidiaries for the fiscal year ending January 30, 1999, subject to ratification of such appointment by the Company's stockholders. KPMG Peat Marwick LLP and its predecessors have served as independent accountants for the Company since 1988, and are considered well qualified. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

     The Board recommends that the stockholders vote FOR such ratification. Proxies solicited by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

      ITEM 3 -- STOCKHOLDER PROPOSAL SEEKING ANNUAL ELECTION OF DIRECTORS

     The Company has been notified by Mrs. Evelyn Y. Davis, Editor, Highlights and Lowlights, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who is the beneficial owner of 200 shares of Common Stock, that she intends to submit the following proposal at the Annual Meeting:

          RESOLVED: That the shareholders of Federated Department Stores recommend that the Board of Directors take the necessary steps to instate the election of directors ANNUALLY, instead of the stagger system.

     The proponent has submitted the following statement in support of the proposal, for which the Company and the Board accept no responsibility:

          The great majority of New York Stock Exchange listed corporations elect all their directors each year. This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board. We have a good Board of Directors, but they should be willing to stand for re-election EACH year.

          If you AGREE, please mark your proxy FOR this resolution.

     For the reasons discussed below, the Board has determined not to take a position with respect to the foregoing proposal.

     Among other governance provisions, classification of directorate terms was agreed to by the Company's creditor representatives and became a part of the Company's charter in connection with the Company's reorganization in 1992. The Board understands that classified directorate terms were recommended by the Company's advisors in connection with its reorganization primarily to aid in assuring that the Company's stockholder rights plan, or so-called "poison pill," could not be avoided by a hostile takeover bidder seeking to replace the Board with the bidder's designees in order to cause the rights to be redeemed. Classified directorate terms also facilitate defending against proxy contests generally.

     In 1995, the Board reviewed the Company's stockholder rights plan and determined that the continued maintenance of the plan was in the best interests of the Company and its stockholders. Since that time, additional outside studies have concluded that companies having stockholder rights plans tend to receive higher takeover premiums than companies that do not have them and that rights plans generally do not affect stock market valuations in the absence of a takeover bid. The Company's outside advisors have informed the Company that they continue to believe that classified directorate terms are important to ensure the efficacy of stockholder rights plans. However, in light of the foregoing stockholder proposal and the number of similar proposals that have recently been submitted to other publicly held companies, the Board has undertaken to review during the current fiscal year whether the maintenance of classified directorate terms is in the best interests of the Company and its stockholders.

     In light of the foregoing, the Board has determined not to take a position with respect to the foregoing stockholder proposal. Proxies solicited by the Board will be voted in respect of the foregoing stockholder proposal in such manner as stockholders specify in their proxies; where no voting instruction in respect of the foregoing stockholder proposal is indicated, proxies will be treated as abstentions in respect thereof.

                             EXECUTIVE COMPENSATION

THREE-YEAR COMPENSATION SUMMARY

     The following table summarizes the compensation of the five most highly compensated executive officers of the Company as of January 31, 1998 and of Mr. Questrom, who served as Chairman and Chief Executive Officer during a portion of Fiscal 1997, (the "Named Executives") for the Company's last three fiscal years for services rendered in all capacities to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                               --------------------------------         ------------------------------------
                                                                                AWARDS             PAYOUTS
                                                                        -----------------------   ----------     ALL
                                                        OTHER           RESTRICTED   SECURITIES                 OTHER
                                                        ANNUAL            STOCK      UNDERLYING      LTIP      COMPEN-
       NAME AND                                        COMPEN-           AWARD(S)     OPTIONS/     PAYOUTS     SATION
  PRINCIPAL POSITION    YEAR    SALARY      BONUS       SATION            ($)(1)      SARS(#)       ($)(2)       (3)
  ------------------    ----    ------      -----      -------          ----------   ----------    -------     -------
A. Questrom             1997   1,265,208   625,000     300,001(4)           0               0        833,000        0
    Chairman &          1996   1,250,000   715,000          --              0               0              0    1,500
    Chief Executive     1995   1,250,000   750,000     117,169              0         450,000     11,049,334    1,524
    Officer until May
    16, 1997
J. Zimmerman            1997   1,177,083   700,000     107,776(5)           0         450,000        721,900    5,755
    Chairman &          1996   1,000,000   443,200     104,671              0               0        270,500    1,500
    Chief Executive     1995   1,000,000   325,000      83,370              0               0        276,000    1,524
    Officer from May
    16, 1997
T. Lundgren             1997     970,833   472,000      82,464(6)           0         250,000        500,100    5,755
    President & Chief
    Merchandising
    Officer from May
    16, 1997
R. Tysoe                1997     741,667   221,300     120,320(7)           0          50,000        281,200    3,837
    Vice Chairman,      1996     700,000   212,800      89,798              0          50,000        216,000    1,500
    Finance & Real      1995     700,000   227,500      81,167              0               0        220,200    1,524
    Estate
T. Cody                 1997     683,333   203,600     116,048(8)           0          50,000        256,300    3,837
    Executive Vice      1996     643,667   197,600      81,123              0          40,000        216,000    1,500
    President, Law      1995     591,667   207,400      80,536              0         100,000        220,200    1,524
    and Human
    Resources
K. Hoguet               1997     359,500   121,200          --              0          22,000        109,700    3,837
    Senior Vice         1996     343,333   106,200          --              0           9,000         97,500    1,500
    President, Chief    1995     318,333   108,600      47,364              0          34,000         99,600    1,524
    Financial Officer
    & Treasurer

---------------

(1) At January 31, 1998, the aggregate number of shares of restricted stock held by each of the Named Executives and the aggregate value thereof (based on the closing market price of the Common Stock on January 30, 1998) were as follows: Mr. Questrom: 0 shares, $0; Mr. Zimmerman: 50,000 shares, $2,115,625; Mr. Lundgren: 18,000 shares, $761,625; Mr. Tysoe: 60,000 shares,
    $2,538,750; Mr. Cody: 0 shares, $0; and Mrs. Hoguet: 0 shares, $0. Shares of restricted stock were awarded to Mr. Lundgren (40,000 shares) on March 18, 1994, to Mr. Zimmerman (75,000 shares) on December 9, 1994, and to Mr. Tysoe (240,000 shares) on January 2, 1995. For Mr. Lundgren's March 18, 1994 award, the restrictions lapsed, or will lapse, as to 20% of such shares as of each of the first two anniversaries of the award, 15% of such shares as of each of the next two anniversaries of the award, and 30% of such shares as of the fifth anniversary of the award. For Mr. Zimmerman's December 9, 1994 award, the restrictions lapsed as to one-third of such shares immediately following the grant of the award and will lapse as to the remaining two-thirds of such shares on the fourth anniversary of the award. For Mr. Tysoe's January 2, 1995 award, the restrictions lapsed, or will lapse, as to 25% of such shares on each of the first four anniversaries of the award. Holders of restricted stock are entitled to all rights and benefits of share ownership, except the right to dispose of or pledge such shares.

(2) The amounts shown consist of value-added payments to Mr. Questrom (who retired from the Company in May 1997) under his initial employment agreement, and payments to each of the Named Executives pursuant to the Company's long-term incentive plan. Mr. Questrom's initial employment agreement provided for him to serve as Chairman of the Board and Chief Executive Officer for a term beginning on February 2, 1990 and expiring on February 2, 1995 (the "Contract Period"). The agreement also provided that Mr. Questrom would be entitled to receive a value-added payment upon completion of the Contract Period based on appreciation in the aggregate market value of the common stock of the Company and Allied Stores Corporation ("Allied") (which was merged into the Company in 1992) during the Contract Period, adjusted to reflect the restructuring of the debt of the Company and Allied and their respective subsidiaries pursuant to their joint plan of reorganization (the "Federated Plan of Reorganization") and the sale of equity. The agreement required that the equity appreciation was to be determined by an investment banking firm selected by the Company's Board of Directors with the consent of Mr. Questrom. The value-added payment provided for in the agreement was equal to the amount determined by the following formula: 0.75% of the first $500.0 million of equity appreciation, 1.5% of any equity appreciation between $500.0 and $1,000.0 million and 2.0% of any equity appreciation in excess of $1,000.0 million (less amounts previously paid as described below). An initial, nonrefundable value-added payment of $2.0 million was made upon commencement of the Contract Period and subsequent nonrefundable value-added payments of $800,000 were made on each of January 31, 1991, 1992, 1993, 1994 and 1995. The final value-added payment in the amount of $10,249,334.31 (including interest of $313,200.31), was paid to Mr. Questrom in October 1995. In January 1998, Mr. Questrom commenced a lawsuit against the Company challenging the process employed in computing the final value added payment under his contract and seeking, among other relief, an additional $47.0 million payment in respect thereof.

    The payments to Mr. Questrom for Fiscal 1997 and to the other Named Executives for fiscal years 1995, 1996 and Fiscal 1997 were made pursuant to the Company's long-term incentive plans in respect of the period encompassing the Company's fiscal years 1993 through 1997. See "Compensation Committee Report on Executive Compensation -- Specific Compensation Practices -- Long-Term Incentive."

(3) Consists of contributions under the Company's Profit Sharing 401(k) Investment Plan. See "Retirement Programs."

(4) For Fiscal 1997, the amount shown includes $112,507 for the reimbursement of legal and other fees and $125,673 for the payment of taxes.

(5) For Fiscal 1997, the amount shown includes $38,017 for the use of corporate aircraft.

(6) For Fiscal 1997, the amount shown includes $27,988 for executive discount on merchandise purchases.

(7) For Fiscal 1997, the amount shown includes $48,540 for executive discount on merchandise purchases and $34,716 for the use of corporate aircraft.

(8) For Fiscal 1997, the amount shown includes $37,928 for executive discount on merchandise purchases.

FISCAL 1997 STOCK OPTION GRANTS

     The following table sets forth certain information regarding grants of stock options made during Fiscal 1997 to the Named Executives pursuant to the 1995 Equity Plan. No grants of stock appreciation rights were made during Fiscal 1997 to any of the Named Executives.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS
              ------------------------------------------------------
                           % OF TOTAL
                            OPTIONS               MARKET               POTENTIAL REALIZABLE VALUE OF ASSUMED
              SECURITIES   GRANTED TO            PRICE ON                   ANNUAL RATES OF STOCK PRICE
              UNDERLYING   EMPLOYEES              GRANT     EXPIRA-        APPRECIATION FOR OPTION TERM
               OPTIONS     IN FISCAL    PRICE      DATE       TION     -------------------------------------
    NAME      GRANTED(#)      YEAR      $/SH.    $/SH.(1)     DATE       0%($)        5%($)        10%($)
    ----      ----------   ----------   ------   --------   --------   ---------   -----------   -----------
A. Questrom          0        0.00%        N/A       N/A         N/A         0              0             0
J. Zimmerman   450,000(2)    10.96%     34.375    34.375     3/28/07         0      9,728,214    24,653,204
T. Lundgren    250,000(3)     6.09%     34.375    34.375     3/28/07         0      5,404,563    13,696,224
R. Tysoe        50,000(4)     1.22%     34.375    34.375     3/28/07         0      1,080,913     2,739,245
T. Cody         50,000(4)     1.22%     34.375    34.375     3/28/07         0      1,080,913     2,739,245
K. Hoguet        7,000(4)     0.17%     34.375    34.375     3/28/07         0        151,328       383,494
                15,000(5)     0.37%     42.625    42.625    10/30/07         0        402,100     1,018,999

---------------

(1) The "market price" shown is the closing price for shares of Common Stock on the New York Stock Exchange (the "NYSE") on the business day immediately preceding the grant date.

(2) The award vests over three years with 100,000 vesting on the first anniversary of the award, 100,000 vesting on the second anniversary and 250,000 vesting on the third anniversary.

(3) The award vests over three years with 75,000 vesting on the first anniversary of the award, 75,000 vesting on the second anniversary and 100,000 vesting on the third anniversary.

(4) Twenty-five percent of the option award vests on each of the first four anniversaries of the award, beginning March 28, 1998.

(5) Twenty-five percent of the option award vests on each of the first four anniversaries of the award, beginning October 30, 1998.

     See "Compensation Committee Report on Executive Compensation -- Specific Compensation Practices -- Equity-Based Plan" for further information regarding grants of stock options made during Fiscal 1997.

FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information regarding the total number and aggregate value of options exercised by each of the Named Executives during Fiscal 1997 and the total number and aggregate value of options held by each of the Named Executives at January 31, 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                              NUMBER OF
                                              SECURITIES            VALUE OF
                                              UNDERLYING           UNEXERCISED
                                             UNEXERCISED          IN-THE-MONEY
                                              OPTIONS AT           OPTIONS AT
                SHARES                    FISCAL YEAR-END(#)   FISCAL YEAR-END($)
              ACQUIRED ON      VALUE         EXERCISABLE/         EXERCISABLE/
    NAME      EXERCISE(#)   REALIZED($)     UNEXERCISABLE       UNEXERCISABLE(1)
    ----      -----------   -----------   ------------------   -------------------
A. Questrom     450,000      8,662,500          0/0                    0/0
J. Zimmerman     70,000      1,926,750    283,666/648,334      6,331,424/8,120,326
T. Lundgren      31,666        621,445     32,500/340,834        513,594/3,350,585
R. Tysoe              0              0    114,833/118,167      2,228,692/1,373,996
T. Cody          17,000        337,875     97,000/163,000      1,871,688/2,317,313
K. Hoguet             0              0     35,416/61,584         730,087/768,039

---------------

(1) In-the-money options are options having a per share exercise price below the closing price of shares of Common Stock on the NYSE on January 30, 1998 (the last trading day in Fiscal 1997). The dollar amounts shown represent the amount by which the product of such closing price and the number of shares purchasable upon the exercise of such in-the-money options exceeds the aggregate exercise price payable upon such exercise.

FISCAL 1997 LONG-TERM INCENTIVE PLAN AWARD OPPORTUNITIES

     The following table sets forth certain information with respect to award opportunities of the Named Executives under the Company's long-term incentive plan for the fiscal 1997-1999 measurement period. The cash payment under this program is scheduled to occur in 2000.

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                             ESTIMATED FUTURE PAYOUTS
                   PERFORMANCE OR      UNDER NON-STOCK PRICE-BASED PLANS(1)
                       OTHER           -------------------------------------
                    PERIOD UNTIL        THRESHOLD     TARGET       MAXIMUM
     NAME       MATURATION OR PAYOUT       ($)          ($)          ($)
     ----       --------------------   -----------   ---------   -----------
A. Questrom(2)          1999             300,000      625,000     1,125,000
J. Zimmerman            1999             300,000      625,000     1,125,000
T. Lundgren             1999             160,000      400,000       640,000
R. Tysoe                1999              90,000      225,000       360,000
T. Cody                 1999              82,800      207,000       331,200
K. Hoguet               1999              39,200       98,000       156,900

---------------

(1) See "Compensation Committee Report on Executive Compensation -- Specific Compensation Practices -- Long-Term Incentive" for further information regarding the Company's long-term incentive plan.

(2) Mr. Questrom will be eligible for a prorated payout in 2000, based upon service deemed to continue through the end of Fiscal 1997. The prorated amounts at Threshold, Target and Maximum are $100,000, $208,300 and $375,000 respectively.

CHANGE-IN-CONTROL AGREEMENTS

     The Company has entered into a change-in-control agreement ("Change-in-Control Agreement") with each of its executive officers and certain other officers and key employees. Under the Change-in-Control Agreements, if, prior to November 1, 1998, a change in control (as defined in the Change-in-Control Agreements) occurs and within three years thereafter the Company or, in certain circumstances, the executive terminates the executive's employment and, in the case of a termination by the Company, cause (as defined in the Change-in-Control Agreements) therefor does not exist, the executive would be entitled to a cash severance benefit equal to two times the sum of his or her current base salary (or, if higher, the executive's highest salary received for any year in the three full calendar years preceding the Change in Control) and target annual bonus (or, if higher, the executive's highest bonus received for any year in the three full calendar years preceding the Change in Control), payment of any awards under the Company's long-term incentive plan at target (if applicable, and prorated to the executive's participation during each performance period), the continuation of welfare benefits for two years (subject, but only as to welfare benefits, to a requirement in any applicable welfare benefits plan that the executive maintain "actively at work status" and to early termination on the date the executive secures other full-time employment) and two years of retirement plan credits (but not pursuant to the Company's qualified or non-qualified plans). The cash severance benefit payable under the Change-in-Control Agreements would be reduced by all amounts actually paid to the executive pursuant to any other employment or severance agreement or plan to which the executive and the Company are parties or in which the executive is a participant. In addition, the severance benefits under the Change-in-Control Agreements are subject to reduction in certain circumstances if the excise tax imposed under 280G of the Internal Revenue Code would reduce the net after-tax amount received by the executive.

RETIREMENT PROGRAM

     Prior to January 1, 1997, the retirement program established by the Company before the Merger and the retirement program established by Macy's before the Merger were the primary programs for providing retirement benefits to the Company's employees. These and other sundry retirement programs established by the Company have been merged in two steps, on January 1, 1997 and April 1, 1997, and the combined program consists of a defined benefit plan and a defined contribution plan (the "Combined Program"). As of January 1, 1997, approximately 86,000 employees, including the executive officers of the Company, participated in the Combined Program, which is described below.

     To allow the Combined Program to provide benefits based on a participant's total compensation, the Company adopted a Supplementary Executive Retirement Plan (the "SERP"). The SERP, which is a nonqualified unfunded plan, provides to eligible executives retirement benefits based on compensation in excess of Internal Revenue Code maximums, as well as on amounts deferred under the Company's Executive Deferred Compensation Plan ("EDCP"), in each case employing a formula that is based on the participant's years of credited service and final average compensation, taking into consideration the participant's balance in the Cash Account Pension Plan and Retirement Profit Sharing Credits (as defined below). As of January 1, 1998, approximately 830 employees were eligible to receive benefits under the terms of the SERP. The Company has reserved the right to suspend or terminate supplemental payments as to any category of employee or former employee, or to modify or terminate any other element of the Combined Program, in accordance with applicable law.

     Under the Combined Program's Cash Account Pension Plan, a participant retiring at normal retirement age is eligible to receive the amount credited to his or her pension account or the monthly benefit payments determined actuarially based on the amount credited to his or her pension account. Amounts credited to participants' accounts consist of an opening cash balance equal to the single sum present value, using stated actuarial assumptions, of the participant's accrued normal retirement benefit earned at December 31, 1996, under the applicable predecessor pension plan, Pay Credits (generally, a percentage of eligible compensation credited annually based on length of service) and Interest Credits (credited quarterly, based on the 30 Year Treasury Bond rate for the November prior to each calendar year). In addition, if a participant retires before January 1, 2002 at or after age 55 with at least 10 years of credited service, the pension benefit payable in an annuity form, other than a single life annuity, will not be less than that which would have been payable from the predecessor pension plan under which such participant was covered on December 31, 1996.

     Prior to the adoption of the defined benefit plans which were merged into the Combined Program, the Company's primary means of providing retirement benefits to employees was through defined contribution profit sharing plans. An employee's accumulated retirement profit sharing interests in the profit sharing plans (the "Retirement Profit Sharing Credits") which accrued prior to the adoption of the pension plans, continue to be maintained and invested until retirement, at which time they are distributed.

     With defined benefit plans in place, the Company continued, and presently expects to continue, to make contributions to the Profit Sharing 401(k) Investment Plan. It is impractical to estimate the accrued benefits upon retirement under the Company's Profit Sharing 401(k) Investment Plan because the amount, if any, that will be contributed by the Company and credited to a participant in any year is determined by such variable factors, among others, as the amount of net income of the Company, participants' annual contributions to the plan, the amount of matching contributions of the Company, and the earnings on participants' accounts.

     The following table shows the estimated hypothetical total annual benefits payable under the SERP benefit formula pursuant to the Cash Account Pension Plan, Retirement Profit Sharing Credits and the SERP to persons retiring at their normal retirement age in 1998 in specified eligible compensation and years of service classifications, assuming that a retiring participant under the Combined Program elects a single life annuity distribution of his or her balance in the Cash Account Pension Plan and Retirement Profit Sharing Credits. If the total annual benefits payable to a person pursuant to the Cash Account Pension Plan and the Retirement Profit Sharing Credits under the foregoing assumptions would exceed the amount set forth below, no benefit would be payable to such person under the SERP. Eligible compensation for this purpose includes amounts reflected in the Annual Compensation portion of the Summary Compensation Table under the headings "Salary" and "Bonus," but excludes amounts reflected in such portion of such table under the heading "Other Annual Compensation." With respect to the Annual Compensation portion of the Summary Compensation Table, the eligible compensation of each of the Named Executives did not vary by more than 10% from the total amount of such executive's annual compensation.

                               PENSION PLAN TABLE

   FINAL                         YEARS OF SERVICE
  AVERAGE      ----------------------------------------------------
COMPENSATION      15         20         25         30         35
------------   --------   --------   --------   --------   --------
 $  250,000    $ 50,211   $ 66,948   $ 83,685   $100,422   $100,422
    300,000      61,461     81,948    102,435    122,922    122,922
    350,000      72,711     96,948    121,185    145,422    145,422
    400,000      83,961    111,948    139,935    167,922    167,922
    450,000      95,211    126,948    158,685    190,422    190,422
    500,000     106,461    141,948    177,435    212,922    212,922
    750,000     162,711    216,948    271,185    325,422    325,422
  1,000,000     218,961    291,948    364,935    437,922    437,922
  1,250,000     275,211    366,948    458,685    550,422    550,422
  1,500,000     331,461    441,948    552,435    662,922    662,922

     Messrs. Questrom, Zimmerman, Lundgren, Tysoe and Cody and Mrs. Hoguet have completed 30, 31, 16, 10, 15 and 15 years of vesting service, respectively. Mr. Tysoe's current employment agreement with the Company, which expires on January 2, 1999, provides that if Mr. Tysoe remains in the employ of the Company for the entire term of the agreement, he will be deemed to have commenced employment on February 19, 1981 for the purpose of calculating years of vesting service for benefit accrual (with such additional benefits payable by the Company separately and not pursuant to any of the Company's qualified or non-qualified retirement plans).

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW OF THE COMPANY'S EXECUTIVE COMPENSATION POLICIES AND PRACTICES

     The Company's executive compensation program, which was developed with the assistance of independent compensation and other advisors, is principally intended to: (i) provide appropriate incentives designed to aid in assuring the accomplishment of the Company's performance and financial objectives; (ii) help ensure that the Company is able to attract and retain top-quality management personnel; and (iii) ensure that an appropriate portion of executive compensation is variable and dependent upon the accomplishment of specific short and long-term performance and financial objectives, as well as increases in stockholder value.

     The key guiding principle of the program is that total compensation opportunities, which include annual cash compensation and the value of long-term stock and cash incentives, should be positioned at competitive levels, should lead the industry when annual and long-term performance exceeds expectations and should lag behind the industry when performance falls short. The 1997 program consists of the following components: (i) Base Salary -- targeted at competitive levels for comparable-sized firms within the retail industry; (ii) Performance-Based Annual Cash Incentive -- based on attainment of specific financial objectives for the total corporation, operating unit or individual;
(iii) Performance-Based Long-Term Incentive--based on Company-wide performance against three-year financial performance objectives, as well as performance against peers; and (iv) Equity -- in the form of stock options, which tie any executive gain directly to value creation and stock price appreciation, and limited use of restricted stock, the ultimate value of which is also directly tied to creation of stockholder value. The companies to which comparisons are made for purposes of determining competitive positioning are primarily department store retailers, many of which are included in the graph set forth under the caption "Comparison of Total Stockholder Return." For purposes of measuring the Company's performance against peers, the peer group contains all of the companies set forth under the caption "Total Stockholder Return," as well as a few additional companies. Information relating to each of the foregoing components is set forth below. The 1998 annual cash incentive plan, the 1998 -- 2000 long-term incentive plan and the 1998 equity-based plan are being modified as described below under "Annual Cash Incentive," "Long-Term Incentive" and "Equity-Based Plan."

     The Compensation Committee (the "Committee") has engaged KPMG Peat Marwick LLP ("KPMG") as its independent executive compensation consultants. With the assistance of KPMG and Company management, the Committee periodically reviews the compensation programs of the Company to determine whether the total compensation provided by these programs is consistent with the Company's performance-driven policies. During 1997, the Committee, with the assistance of KPMG, reviewed the total compensation provided to the Company's executives. Based upon this review, the Committee reaffirmed the program's key guiding principles and modified the current programs beginning in 1998 with the changes described below under "Annual Cash Incentive," "Long-Term Incentive" and the "Equity-Based Plan." It is also the Committee's general policy to consider whether particular payments and awards are deductible for federal income tax purposes, along with such other factors as may be relevant in the circumstances, in reviewing executive compensation programs. Consistent with this policy, and in response to the final Treasury regulations regarding the deductibility of executive compensation under Section 162(m), the Committee has taken what it believes to be appropriate steps to maximize the future deductibility of cash payments under the Company's annual cash incentive plan and the long-term incentive plan, and of stock options awarded under the 1995 Equity Plan.

     The Company's overall executive compensation program and each of its components are administered by the Committee and the Section 162(m) Subcommittee, based on authority delegated by the Board. All of the members of the Committee are non-employee directors and all of the members of the Section 162(m) Subcommittees are "outside directors" within the meaning of Section 162(m). See "Further Information Concerning The Board of Directors--Committees of the Board-Compensation Committee" for further information regarding the
Section 162(m) Subcommittee. In the opinion of the Board each of the Compensation Committee and the Section 162(m) Subcommittee is composed of directors who are independent of any relationships with any officer or other person that would prevent such committee or subcommittee from making independent judgments with respect to matters pertaining to executive compensation generally within its authority or as applied to any specific officer. No executive officer of the Company serves on any other boards of directors with any member of the Board.

SPECIFIC COMPENSATION PRACTICES

     EMPLOYMENT AGREEMENT WITH CHIEF EXECUTIVE OFFICER. The Company and Mr. Zimmerman have entered into an employment agreement, dated as of May 16, 1997, which provides for Mr. Zimmerman to serve as Chairman of the Board and Chief Executive Officer of the Company for a term expiring on May 16, 2001. Mr. Zimmerman's employment agreement provides for a base salary of $1.25 million per year, and specifically includes Mr. Zimmerman as a participant in the Company's annual and long-term incentive plans described hereinafter. In addition, in connection with his agreement to serve as Chairman of the Board and Chief Executive Officer of the Company, Mr. Zimmerman was granted, on March 28, 1997, an option to purchase 450,000 shares of Common Stock at an exercise price of $34.375 per share. Such option vested or will vest as to 100,000 shares on each of March 28, 1998 and March 28, 1999, and as to the remaining 250,000 shares on March 28, 2000. Pursuant to Section 162(m), annual compensation accrued to Mr. Zimmerman that is in excess of $1.0 million

(excluding Mr. Zimmerman's annual and long-term bonus, as well as any gains from the stock option awarded) will not be deductible by the Company for federal income tax purposes.

     Termination of Mr. Zimmerman's employment by the Company other than for "cause" or by Mr. Zimmerman for "good reason" would entitle Mr. Zimmerman to receive a lump-sum payment of all salary and targeted annual bonuses for each year until the expiration of the stated term thereof. The term "cause" is defined generally to include (i) willful and material breaches of duties, (ii) habitual neglect of duties, or (iii) the final conviction of a felony, but generally does not include bad judgment or negligence, any act or omission believed by Mr. Zimmerman in good faith to have been in or not opposed to the interests of the Company or any act or omission in respect of which a determination could properly have been made by the Board that Mr. Zimmerman met the applicable standard of conduct prescribed for indemnification or reimbursement under the By-Laws or the laws of the state of Delaware. The term "good reason" is defined generally to include (a) the assignment to Mr. Zimmerman of any duties materially inconsistent with his position, authority, duties or responsibilities as contemplated in the agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, (b) any material failure by the Company to comply with any of the provisions of the agreement, (c) failure of Mr. Zimmerman to be reelected Chairman of the Board and Chief Executive Officer of the Company or to be reelected to membership on the Board, or (d) any purported termination by the Company of Mr. Zimmerman's employment otherwise than as expressly permitted by the agreement.

     EMPLOYMENT AGREEMENTS WITH OTHER EXECUTIVE OFFICERS. Each of the Company's other executive officers, along with a number of other key employees, is a party to an employment agreement with the Company. Most of these agreements have a three-year term, although several are for two years or four years, and all incorporate non-compete and mitigation clauses. The agreements with Messrs. Tysoe and Cody and Mrs. Hoguet presently specify the following respective annual base salary rates: $750,000, $690,000 and $400,000.

     The Company and Mr. Lundgren have entered into an employment agreement, dated as of May 16, 1997, which provides for Mr. Lundgren to serve as President and Chief Merchandising Officer of the Company for a term expiring on May 16, 2000. Mr. Lundgren's employment agreement provides for a base salary of $1.0 million per year. In addition, in connection with his agreement to serve as President and Chief Merchandising Officer of the Company, Mr. Lundgren was granted, on March 28, 1997, an option to purchase 250,000 shares of Common Stock at an exercise price of $34.375 per share. Such option vested or will vest as to 75,000 shares on each of March 28, 1998 and March 28, 1999, and as to the remaining 100,000 shares on March 28, 2000. Mr. Lundgren's employment agreement contains provisions for compensation in the event of termination of Mr. Lundgren's employment by the Company other than for "cause" or by Mr. Lundgren for "good reason" substantially identical to the comparable provisions of Mr. Zimmerman's employment agreement described above.

     The Committee reviews the compensation levels and other terms of employment of each of the Company's executive officers against the performance of such officers and other factors determined to be appropriate by the Committee on a continuing basis. While the Committee expects the Company will continue its historical practice of entering into employment agreements with its executive officers and other key employees, it reserves the right to modify or terminate that practice generally or in a specific instance upon the expiration of any such agreements.

     ANNUAL CASH INCENTIVE. Since fiscal year 1992, the Company's executive officers have participated in an annual cash bonus plan that was tied directly to Company performance. The annual bonus opportunity for Messrs. Zimmerman, Lundgren, Tysoe and Cody (and Questrom, beginning in fiscal year 1995) was based 100%
upon the Company's performance against specific "EBIT" (Earnings Before Interest and Taxes) targets established by the Committee consistent with the Company's annual business plan, while 75% of Mrs. Hoguet's incentive opportunity was based upon the Company's EBIT performance, with the remaining 25% based upon her performance compared to specific individual objectives. The Committee (or, in certain cases, the Section 162(m) Subcommittee) established threshold, target and maximum EBIT levels, and a minimum targeted ratio of EBIT-to-sales based upon Board approval of the Company's annual business plan. Failure to attain the minimum EBIT-to-sales objective results in reduction of the bonus otherwise earned based upon earnings performance. The Company's actual earnings and earnings rate for Fiscal 1997 exceeded the target earnings and earnings rate performance levels approved by the Board. Accordingly, Messrs. Zimmerman, Lundgren, Tysoe and Cody and Mrs. Hoguet earned bonuses which reflected amounts between the target and the maximum annual bonus opportunity which the Committee assigned to their positions at the beginning of the year. Commencing with fiscal year 1998, the annual cash bonus opportunity for Messrs. Zimmerman, Lundgren, Tysoe and Cody and Mrs. Hoguet will be based 71.4% upon the Company's performance against specified EBIT targets, 14.3% upon the Company's performance against specified sales targets and 14.3% upon the Company's performance against specified "ROGI" (Return on Gross Investment) targets. The Committee (or, in certain cases, the Section 162(m) Subcommittee) will establish threshold, target and maximum levels for EBIT, target and maximum levels for sales and ROGI, and a minimum targeted ratio of EBIT-to-sales consistent with the Company's annual business plan. Failure to attain the minimum EBIT-to-sales objective will result in a reduction of the bonus otherwise earned based upon EBIT performance. Furthermore, failure to achieve the threshold EBIT target will result in a loss of the bonus otherwise earned for meeting sales or ROGI performance targets. The Committee (or, in certain cases, the Section 162(m) Subcommittee) has reviewed and approved the 1998 annual cash incentive EBIT, sales, ROGI and EBIT-to-sales performance targets for the executive group and the corresponding annual bonus opportunities.

     LONG-TERM INCENTIVE. The long-term incentive plan for the Company's executive officers is based on the Company's three-year performance against specified financial objectives established in connection with the Company's long-term business plan. The Company's performance against a cumulative EBIT target and an EBIT rate target provides the basis for 60% of the incentive opportunity under each of the 1995-1997, 1996-1998 and the 1997-1999 programs. The remaining 40% of the incentive opportunity is based upon an objective ranking of the Company's performance compared to a designated group of peer companies with respect to both cumulative comparable store sales and cumulative earnings per share growth under each of the 1995-1997, 1996-1998 and the 1997-1999 programs. For the 1998-2000 program, however, 66.7% of the incentive opportunity will be based on the Company's performance against a cumulative corporate EBIT target and an EBIT rate target, with the remaining 33.3% being based on the Company's performance against a specified three-year average corporate ROGI target.

     Consistent with the Company's long-term business plan approved by the full Board, the Committee (or, in certain cases, the Section 162(m) Subcommittee) annually establishes new three-year threshold, target and maximum EBIT objectives and a minimum EBIT rate objective, which generally remain unchanged for each three-year measurement period. Failure to attain the minimum earnings rate objective results in reduction of the bonus otherwise earned based upon earnings performance. For the 1995-1997 performance period, EBIT performance exceeded target objectives, resulting in a payout between the target and the maximum opportunity for the portion of the incentive based upon EBIT performance. With respect to Company performance against peers, the Company exceeded the overall performance objectives, also resulting in a payout between the target and the maximum opportunity for the portion of the incentive based upon performance against peers. The Committee (or, in certain cases, the Section 162(m) Subcommittee) has reviewed and approved the 1998-2000 long-term incentive cumulative EBIT and EBIT rate performance targets for the executive group, the three (3) year average corporate ROGI performance target, and the corresponding long-term bonus incentive opportunity for each participant. Unlike payouts for performance periods prior to the 1998-2000 performance period, which have been and will be paid entirely in cash, any payout for the 1998-2000 performance period will be paid 50% (or such greater percentage, in ten percent increments, any particular individual participant may have elected) in credits representing the right to receive shares of Common Stock (with a 20% premium being added to the amount so paid in such credits), with the balance being payable in cash. Such stock credits will be settled in shares of Common Stock three years following the issuance of such stock credits.

     EQUITY-BASED PLAN. Stock option awards were granted in Fiscal 1997 by the Committee to Messrs. Zimmerman, Lundgren, Tysoe and Cody and Mrs. Hoguet pursuant to the 1995 Equity Plan.

     Stock option awards granted in Fiscal 1997 were based on the organizational level of the executive, and provided recognition of the contributions made by the executive in the current year, as well as the future contributions to the Company each is anticipated to make. In granting these performance-based awards, the Named Executives and other key employees were provided with an immediate financial interest in increasing stockholder value.

     As part of the 1997 review of executive total compensation conducted by the Committee with the assistance of outside compensation experts from KPMG, the Committee confirmed guidelines for stock option awards to all executives, except for the current two most senior executives of the Company. The guidelines featured the use of a range of annual stock option award opportunities for each eligible position within the Company, with the range of opportunity reflecting competitive levels of awards as compared to other department store retailers and with individual awards reflecting individual performance within the Company. Beginning in 1998, options will generally be granted every three years to the Company's executive officers and senior division executives within a range of opportunity equal to three times the annual range. The awards are typically granted with an exercise price equal to 100% of fair market value at the time of grant, with a 10-year term and vesting over four years. Options awarded after February 15, 1995, are granted under the 1995 Equity Plan.

CONCLUSION

     The Committee intends to seek to continue to operate under, and to adjust where necessary, these performance-driven compensation policies and practices to assure that they are consistent with the goals and objectives of the Company, and with the primary mission of the full Board of increasing long-term stockholder value.

                                          Respectfully submitted,

                                          Joseph Neubauer, Chairperson
                                          Meyer Feldberg
                                          George V. Grune
                                          Joseph A. Pichler
                                          Craig E. Weatherup

                     COMPARISON OF TOTAL STOCKHOLDER RETURN

     The following graph compares the cumulative total stockholder return on the Common Stock with the Standard & Poor's 500 Composite Index and the Standard & Poor's Retail Department Store Index for the period from January 29, 1993 through January 30, 1998, assuming an initial investment of $100 and the reinvestment of all dividends.

FEDERATED DEPARTMENT STORES VS. S&P 500
VS. S&P RETAIL DEPARTMENT STORE INDEX
WEEKLY TOTAL RETURN HISTORY

        Measurement Period                                                  S&P Retail Store
      (Fiscal Year Covered)             Federated            S&P 500              Index
1/29/93                                  100.000             100.000             100.000
2/5/93                                   103.681             102.440             106.303
2/12/93                                  102.454             101.545             105.302
2/19/93                                   97.546             99.2103             97.6635
2/26/93                                   92.638             101.365             101.218
3/5/93                                   98.1595             102.091             103.708
3/12/93                                  104.908             102.985             104.444
3/19/93                                  98.1595             103.084             105.718
3/26/93                                  100.614             102.584             105.186
4/2/93                                   98.1595             101.197             103.948
4/8/93                                   98.1595             101.319             103.846
4/16/93                                   91.411             102.958             98.0131
4/23/93                                   91.411             100.239             95.5656
4/30/93                                  96.9325             101.002             98.4367
5/7/93                                    95.092             101.632             103.376
5/14/93                                  107.978             101.131             102.826
5/21/93                                  120.245             102.627             106.651
5/28/93                                  112.883             103.704             106.449
6/4/93                                   116.564             103.736             105.739
6/11/93                                  112.270             103.158             104.917
6/18/93                                  109.203             102.350             101.941
6/25/93                                  112.883             103.307             101.955
7/2/93                                   118.405             102.984             100.362
7/9/93                                   119.632             103.527             103.374
7/16/93                                  118.405             102.989             104.029
7/23/93                                  111.043             103.316             101.627
7/30/93                                  112.883             103.589             105.639
8/6/93                                   111.656             103.816             106.187
8/13/93                                  106.749             104.261             105.665
8/20/93                                  105.522             105.713             107.037
8/27/93                                  98.1595             106.783             106.676
9/3/93                                   100.000             107.050             104.057
9/10/93                                   97.546             107.189             106.136
9/17/93                                  94.4785             106.575             104.632
9/24/93                                   98.773             106.366             112.299
10/1/93                                  90.1641             107.255             110.659
10/8/93                                  91.4111             107.102             111.646
10/15/93                                  96.319             109.250             111.727
10/22/93                                 100.614             107.616             113.890
10/29/93                                 98.9325             108.913             117.940
11/5/93                                  95.7055             107.156             115.311
11/12/93                                 104.295             108.552             120.150
11/19/93                                 104.295             107.976             117.390
11/26/93                                 107.362             108.143             121.116
12/3/93                                  104.908             108.630             121.142
12/10/93                                 101.841             108.472             118.809
12/17/93                                 101.841             109.067             117.957
12/23/93                                 98.1595             109.306             114.552
12/31/93                                 101.841             109.179             114.297
1/7/94                                   108.589             110.055             112.955
1/14/94                                  108.589             111.261             115.879
1/21/94                                  108.135             111.220             111.545
1/28/94                                  103.068             112.186             114.314
2/4/94                                   105.522             110.232             112.670
2/11/94                                  106.749             110.391             113.098
2/18/94                                  107.976             109.884             117.655
2/25/94                                  119.632             109.551             122.162
3/4/94                                   120.859             109.332             121.893
3/11/94                                  120.245             109.800             123.355
3/18/94                                  117.178             110.912             124.442
3/25/94                                  115.338             108.509             123.302
3/31/94                                  107.976             105.038             117.662
4/8/94                                   118.405             105.412             123.388
4/15/94                                  111.657             105.219             119.216
4/22/94                                  111.043             105.575             118.269
4/29/94                                  104.908             106.385             120.700
5/6/94                                   103.068             105.769             116.719
5/13/94                                  104.295             105.009             117.429
5/20/94                                  106.749             107.670             114.153
5/27/94                                  107.976             108.325             115.191
6/3/94                                   107.976             109.030             111.129
6/10/94                                  106.135             108.765             112.838
6/17/94                                  104.908             108.736             115.363
6/24/94                                  95.7055             105.075             111.001
7/1/94                                   99.3865             105.962             114.637
7/8/94                                   99.3865             106.790             113.328
7/15/94                                   96.319             107.910             112.519
7/22/94                                  101.227             107.676             114.700
7/29/94                                  100.000             108.944             114.303
8/5/94                                   93.2515             108.768             111.323
8/12/94                                  99.3865             110.021             111.779
8/19/94                                  96.9325             110.500             111.008
8/26/94                                  101.227             112.975             117.070
9/2/94                                   111.656             112.389             116.690
9/9/94                                   114.110             111.779             119.836
9/16/94                                  113.497             112.518             119.181
9/23/94                                  109.203             109.817             112.904
9/30/94                                  112.883             110.637             113.464
10/7/94                                  107.362             108.900             113.984
10/14/94                                 109.816             112.265             113.718
10/21/94                                 101.841             111.272             113.141
10/28/94                                 100.614             113.439             115.480
11/4/94                                  98.1595             110.820             117.236
11/11/94                                 101.227             110.915             111.695
11/18/94                                 98.1595             110.781             109.065
11/25/94                                 94.4785             108.638             109.780
12/2/94                                  95.7055             108.946             104.020
12/9/94                                  90.1841             107.497             99.8396
12/16/94                                 92.6381             110.375             103.331
12/23/94                                 93.2516             110.717             103.561
12/30/94                                 94.4785             110.620             102.839
1/6/95                                   92.6381             111.008             102.384
1/13/95                                  88.9571             112.318             101.598
1/20/95                                  92.0246             112.037             101.097
1/27/95                                  91.4111             113.429             101.931
2/3/95                                    96.319             115.505             105.044
2/10/95                                  106.135             116.311             105.297
2/17/95                                  105.522             116.520             106.515
2/24/95                                  105.828             118.055             106.278
3/3/95                                   109.816             117.497             102.504
3/10/95                                  102.454             118.593             101.192
3/17/95                                  107.976             120.063             102.576
3/24/95                                  110.430             121.387             105.479
3/31/95                                  108.589             121.390             107.630
4/7/95                                   106.135             122.866             108.728
4/13/95                                  104.295             123.563             106.193
4/21/95                                  104.295             123.403             103.944
4/28/95                                  103.681             124.965             104.770
5/5/95                                   106.135             128.383             104.296
5/12/95                                  109.203             127.630             110.353
5/19/95                                  106.135             126.404             108.843
5/26/95                                  107.976             127.575             109.415
6/2/95                                   117.178             129.775             113.933
6/9/95                                   119.018             128.700             115.041
6/16/95                                  128.834             131.670             117.278
6/23/95                                  127.607             134.102             116.854
6/30/95                                  126.380             132.979             116.993
7/7/95                                   131.288             135.902             118.017
7/14/95                                  136.196             136.779             119.665
7/21/95                                  136.810             135.280             121.796
7/28/95                                  136.810             137.590             121.033
8/4/95                                   140.491             136.702             116.989
8/11/95                                  145.399             135.875             117.659
8/18/95                                  139.877             136.967             119.069
8/25/95                                  133.129             137.222             118.069
9/1/95                                   134.356             138.220             118.039
9/8/95                                   138.650             140.449             118.904
9/15/95                                  141.718             143.147             122.873
9/22/95                                  135.583             142.816             122.189
9/29/95                                  139.264             143.548             122.370
10/6/95                                  139.264             143.172             120.315
10/13/95                                 135.583             143.692             120.364
10/20/95                                 129.448             144.449             114.394
10/27/95                                 124.540             142.574             109.549
11/3/95                                  134.356             145.336             112.337
11/10/95                                 141.104             145.974             119.232
11/17/95                                 141.718             147.879             119.788
11/24/95                                 140.491             147.902             121.190
12/1/95                                  140.491             149.720             120.144
12/8/95                                  136.810             152.377             121.387
12/15/95                                 134.969             152.179             120.131
12/22/95                                 129.448             151.126             115.646
12/29/95                                 133.742             152.197             118.184
1/5/96                                   136.196             152.420             121.903
1/12/96                                  136.196             148.814             118.582
1/19/96                                  126.380             151.320             113.951
1/26/96                                  126.984             153.750             115.721
2/2/96                                   130.081             157.372             119.979
2/9/96                                   136.196             162.541             123.378
2/16/96                                  136.196             160.586             123.430
2/23/96                                  148.466             163.379             129.360
3/1/96                                   153.374             159.817             132.884
3/8/96                                   157.669             157.222             132.402
3/15/96                                  161.350             159.283             138.611
3/22/96                                  162.577             161.588             139.493
3/29/96                                  158.282             160.368             135.529
4/4/96                                   153.374             162.992             132.966
4/12/96                                  165.644             158.313             137.712
4/19/96                                  156.442             160.419             135.318
4/26/96                                  164.417             162.536             140.357
5/3/96                                   165.031             159.666             143.273
5/10/96                                  168.098             162.392             144.084
5/17/96                                  169.939             166.751             145.802
5/24/96                                  176.687             169.192             147.764
5/31/96                                  169.939             166.930             146.185
6/7/96                                   173.620             168.064             146.637
6/14/96                                  169.939             166.298             143.332
6/21/96                                  165.031             166.565             140.742
6/28/96                                  167.485             167.566             139.144
7/5/96                                   171.166             164.335             137.880
7/12/96                                  162.577             161.610             133.980
7/19/96                                  151.534             159.774             130.444
7/26/96                                  147.239             159.073             129.978
8/2/96                                   157.055             165.849             136.106
8/9/96                                   160.123             165.840             138.409
8/16/96                                  170.552             166.727             138.391
8/23/96                                  168.712             167.235             138.695
8/30/96                                  169.939             163.542             138.344
9/6/96                                   161.350             164.562             140.197
9/13/96                                  170.552             170.913             144.227
9/20/96                                  168.644             172.609             144.116
9/27/96                                  161.963             172.466             139.820
10/4/96                                  165.031             176.340             141.024
10/11/96                                 162.577             176.229             141.069
10/18/96                                 170.552             178.816             142.559
10/25/96                                 169.939             176.333             139.658
11/1/96                                  159.509             177.157             137.752
11/8/96                                  171.779             184.074             142.358
11/15/96                                 163.190             185.887             137.523
11/22/96                                 165.644             188.746             140.380
11/29/96                                 167.485             190.929             143.222
12/6/96                                  171.779             186.629             140.465
12/13/96                                 160.736             183.949             136.102
12/20/96                                 165.644             189.085             135.250
12/27/96                                 165.644             191.173             135.073
1/3/97                                   163.804             189.003             133.261
1/10/97                                  153.988             191.972             130.641
1/17/97                                  149.693             196.216             132.037
1/24/97                                  152.147             194.806             130.442
1/31/97                                  161.350             198.839             130.410
2/7/97                                   166.258             199.832             131.740
2/14/97                                  171.779             204.713             135.064
2/21/97                                  167.485             203.090             132.495
2/28/97                                  170.552             200.397             135.406
3/7/97                                   174.233             204.109             136.909
3/14/97                                  181.595             201.212             139.894
3/21/97                                  182.209             198.939             140.330
3/27/97                                  168.712             196.418             136.050
4/4/97                                   164.417             192.403             132.169
4/11/97                                  161.963             187.348             128.567
4/18/97                                  165.644             194.655             132.553
4/25/97                                  159.509             194.422             130.277
5/2/97                                   169.325             206.620             137.595
5/9/97                                   173.620             209.745             137.716
5/16/97                                  184.663             211.188             142.599
5/23/97                                  182.822             215.639             144.180
5/30/97                                  181.595             216.035             144.820
6/6/97                                   178.528             218.609             144.968
6/13/97                                  180.368             227.696             148.577
6/20/97                                  183.436             229.106             148.856
6/27/97                                  173.926             226.265             146.097
7/3/97                                   174.233             233.886             150.039
7/11/97                                  179.448             233.929             155.726
7/18/97                                  181.595             233.601             156.307
7/25/97                                  199.693             239.604             163.737
8/1/97                                   215.031             241.857             166.010
8/8/97                                   212.884             238.427             165.802
8/15/97                                  208.589             230.212             168.771
8/22/97                                  208.589             236.098             167.517
8/29/97                                  206.135             230.024             167.134
9/5/97                                   211.963             237.674             172.329
9/12/97                                  212.270             236.464             174.021
9/19/97                                  221.473             243.354             178.171
9/26/97                                  212.884             242.089             171.212
10/3/97                                  207.055             247.206             170.583
10/10/97                                 216.871             247.805             169.856
10/17/97                                 212.577             241.968             164.376
10/24/97                                 214.724             241.344             165.474
10/31/97                                 216.258             234.519             168.417
11/7/97                                  222.086             237.940             172.321
11/14/97                                 224.540             238.263             174.488
11/21/97                                 232.209             247.259             179.721
11/28/97                                 223.620             245.375             174.671
12/5/97                                  234.969             252.751             178.602
12/12/97                                 222.086             245.042             169.856
12/19/97                                 205.828             243.379             164.770
12/26/97                                 197.546             240.744             159.274
1/2/98                                   207.669             250.785             167.374
1/9/98                                   205.215             238.690             163.838
1/16/98                                  211.350             247.421             162.197
1/23/98                                  214.111             246.434             166.765
1/30/98                                  207.669             252.351             171.062
2/6/98                                   224.233             260.783             178.837
2/13/98                                  226.074             262.839             181.825
2/20/98                                  230.368             266.565             186.200
2/27/98                                  230.061             270.552             186.327
3/6/98                                   243.865             272.320             195.503
3/9/98                                   243.865             272.320             198.076

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Neubauer, a director of the Company and a member of the Compensation Committee, is Chairman and CEO of ARAMARK Corporation ("ARAMARK"), which had an agreement with The Bon, Inc., a wholly-owned subsidiary of the Company ("The Bon"), to operate food and beverage services on a limited profit and loss basis for nine Bon Marche' stores. This agreement was terminated as of October 3, 1997. Prior to such termination, during Fiscal 1997, the sales revenues of The Bon attributable to ARAMARK's operations were approximately $91,640.86.

               SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     Any proposal of a shareholder intended to be presented at the Company's 1999 annual meeting of shareholders must be received in writing by the Secretary of the Company by December 17, 1998, for inclusion in the Company's proxy, notice of meeting and proxy statement relating to the 1999 annual meeting.

                                 OTHER MATTERS

     The Board knows of no business which will be presented for consideration at the Annual Meeting other than that shown above. However, if any business shall properly come before the Annual Meeting, the persons named in the enclosed form of proxy or their substitutes will vote said proxy in respect of any such business in accordance with their best judgment pursuant to the discretionary authority conferred thereby.

     The cost of preparing, assembling and mailing the proxy material will be borne by the Company. The Annual Report of the Company for Fiscal 1997, which is being mailed to the stockholders together herewith, is not to be regarded as proxy soliciting material. The Company may solicit proxies otherwise than by the use of the mails, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. In addition, the Company has engaged the firm of Georgeson & Company, Inc. ("Georgeson"), of New York City, to assist in the solicitation of proxies on behalf of the Board of Directors. Georgeson will solicit proxies with respect to Common Stock held by brokers, bank nominees, other institutional holders and certain individuals, and will perform related services. It is anticipated that the cost of the solicitation service to the Company will not substantially exceed $15,000.

                                          By: /s/ DENNIS J. BRODERICK
                                            ------------------------------------
                                            Dennis J. Broderick
                                            Secretary

April 16, 1998

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN
   THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN
                               THE UNITED STATES.

THE DIRECTORS RECOMMEND A VOTE "FOR" ALL NOMINEES LISTED IN ITEM 1, "FOR" ITEM 2
                    AND MAKE NO RECOMMENDATION AS TO ITEM 3.

1. Election of Directors                        FOR all nominees       ____
                                                listed below


   WITHHOLD AUTHORITY to vote  ____             *EXCEPTIONS            ____
   for all nominees listed below.

Nominees for a three-year term: Sara Levinson, Joseph Neubauer, Joseph A. Pichler and Karl M. von der Heyden.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space below.) *Exceptions_____________________________________________________________________

2. To ratify the Selection of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending January 30, 1999.

        FOR  ____                 AGAINST  ____                ABSTAIN  ____



3. Stockholder proposal to take the necessary steps to instate the election of directors annually, instead of the stagger system.

        FOR  ____                 AGAINST  ____                ABSTAIN  ____


For purposes of the 1998 Annual Meeting, proxies will be held in confidence (subject to certain exceptions as set forth in the Proxy Statement) unless the
undersigned checks the following box:     _____

                                                     Change of Address
                                                     Mark Here          ____


                                    This proxy should be dated, signed by the shareholder as his or her name appears hereon, and returned promptly in the enclosed envelope. Joint owners should each sign personally, and trustees and others signing in a representative capacity should indicate the capacity in which they sign.


                                    Dated:_______________________________,  1998

                                    _____________________________________
                                          Signature of Shareholder


                                    _____________________________________
                                          Signature of Shareholder



                               VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.

PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENVELOPE PROVIDED.

                        FEDERATED DEPARTMENT STORES, INC.

            PROXIES SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                 ANNUAL MEETING OF STOCKHOLDERS ON MAY 15, 1998

         The undersigned holder of shares of Common Stock of Federated Department Stores, Inc. (the "Company") hereby appoints Marna C. Whittington, Karl M. von der Heyden and Ronald W. Tysoe, and each of them, as proxies of the undersigned, with full power of substitution, to act and to vote for and in the name, place and stead of the undersigned at the Annual Meeting of Stockholders of the Company to be held at its corporate offices located at 7 West Seventh Street, Cincinnati, Ohio 45202, at 11:00 a.m., Eastern Daylight Time, on Friday, May 15, 1998, and at any and all postponements and adjournments thereof (the "Annual Meeting"), according to the number of votes and as fully as the undersigned would be entitled to vote if personally present at such meeting, and particularly with respect to the proposals listed on the reverse side.

         THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM 1 AND "FOR" ITEM 2, WILL BE TREATED AS AN ABSTENTION IN RESPECT OF ITEM 3, AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES IN RESPECT OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                      (Continued, and to be dated and signed, on the other side)


                        FEDERATED DEPARTMENT STORES, INC.
                        P.O. BOX 11107
                        NEW YORK, NY 10203-0107